Exhibit 99.1

Cara Therapeutics Reports Fourth Quarter and Full Year 2014 Financial Results

–Phase 3 pivotal trials for I.V. CR845 expected to initiate during second quarter of 2015, following scheduled End-of-Phase-2 Meeting –

– Reported positive top-line data from human abuse liability trial of I.V. CR845 for the treatment of acute pain –

– Reported positive top-line results from Phase 1a/1b trial of tablet formulation of Oral CR845 for the treatment of acute and chronic pain –

– Reported positive top-line PK and safety data from ongoing Phase 2 trial of I.V. CR845 in dialysis patients –

– Conference call today at 4:30pm ET –

SHELTON, CONN., March 26, 2015 – Cara Therapeutics, Inc. (NASDAQ: CARA), a biotechnology company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting kappa opioid receptors, today announced financial results for the fourth quarter and full year ended December 31, 2014.

“We made great progress in 2014 in not only validating the unique and differentiated clinical properties of both I.V. and Oral formulations of CR845 but also expanding the potential clinical utility of CR845 beyond pain. In particular, we were very pleased by the outcome of our Human Abuse Liability study with I.V. CR845 in which we observed that CR845 presents a significantly reduced abuse potential when compared to a Schedule IV opioid. We believe that CR845’s relatively low potential for abuse could lead to a lower scheduled or potentially even non-scheduled designation,” said Derek Chalmers, Ph.D., D.Sc. President and Chief Executive Officer of Cara Therapeutics.

“We expect 2015 to be a transformational year for Cara. Along with the expected initiation of our pivotal Phase 3 clinical trials for I.V. CR845 in acute pain, we look forward to initiating a Phase 2 clinical trial for our Oral formulation of CR845 with potential data readout by year-end. Additionally, we anticipate top line efficacy data from our ongoing Phase 2 trial with I.V. CR845 in uremic pruritus in the second quarter of 2015.”

Fourth Quarter and Recent Business Highlights

•	Completed and reported positive top-line data from a human abuse liability trial for I.V. CR845, showing highly statistically significant reductions (p < 0.0001) in scores for “drug liking,” as well as “feeling high”, “overall liking”, and “take drug again” when compared to I.V. pentazocine, a Schedule IV opioid analgesic.

•	Completed and reported top-line data from Phase 1 single and multiple ascending dose trials for the tablet formulation of Oral CR845 in December 2014.

•	Completed and reported top-line dose-ranging PK and safety data from the POC trial of I.V. CR845 in dialysis patients in December 2014.

•	Scheduled an End of Phase 2 meeting with the U.S. Food and Drug Administration (FDA) to be held during the second quarter of 2015 to enable initiation of Phase 3 trials for I.V. CR845 in acute pain during the second quarter of 2015.

Expected Upcoming Milestones

•	Complete scheduled End of Phase 2 meeting with the U.S. Food and Drug Administration (FDA) during the second quarter of 2015.

•	Initiate first Phase 3 trial for I.V. CR845 in acute pain during second quarter of 2015, with two additional Phase 3 trials to begin in the second half of 2015.

•	Report top-line efficacy data from the Phase 2 trial of I.V. CR845 in uremic pruritus during the second quarter of 2015.

•	Initiate Phase 2 trial for Oral CR845 in second quarter of 2015.

Fourth Quarter 2014 Financial Results

Net Loss Available to Common Stockholders: The Company reported net loss available to common stockholders of $4.2 million, or $0.18 per basic and diluted share, for the fourth quarter of 2014, compared to net loss available to common stockholders of $2.1 million, or $0.49 per basic and diluted share for the same period of 2013. The weighted average number of shares used in the per share calculations increased to 22.8 million shares (basic and diluted) from 4.3 million shares (basic and diluted) for the respective periods due to common shares sold in the Company’s IPO and the automatic conversion of convertible preferred shares into common shares in connection with the IPO during the first quarter of 2014.

Revenues: For the fourth quarter of 2014 compared to the same period of 2013, collaborative revenue was $399 thousand and $959 thousand, respectively, comprising revenue that had been deferred upon entry into the license agreement with Maruishi Pharmaceutical Company Ltd. (“Maruishi”). For the fourth quarter of 2014 compared to the same period of 2013, clinical compound revenue was $515 thousand and $14 thousand, respectively, from the sale of clinical compound to Maruishi.

Research and Development (R&D) Expenses: R&D expenses were $3.5 million in the fourth quarter of 2014, compared to $2.0 million in the same period of 2013. The higher R&D expenses in the fourth quarter of 2014 were principally due to a net increase in direct preclinical studies and clinical trial costs, and an increase in consultant services in support of preclinical studies and clinical trials.

General and Administrative (G&A) Expenses: G&A expenses were $1.8 million in the fourth quarter of 2014, compared to $1.1 million in the same period of 2013. The increase in the fourth quarter of 2014 was primarily due to increases in payroll and related costs, mostly due to increases in headcount, directors’ and officers’ insurance costs, public/investor relations costs and stock option expense.

Full Year 2014 Financial Results

Net Loss Available to Common Stockholders: The Company reported net loss available to common stockholders of $17.7 million, or $0.85 per basic and diluted share, for 2014, compared to net loss available to common stockholders of $3.1 million, or $0.74 per basic and diluted share for 2013. The weighted average number of shares used in the per share calculations increased to 21.0 million shares (basic and diluted) from 4.1 million shares (basic and diluted) for the respective periods due to common shares sold in the Company’s IPO and the automatic conversion of convertible preferred shares into common shares in connection with the IPO during the first quarter of 2014.

Revenues: License and milestone fees revenue was $302 thousand for 2014, representing the earned portion of the milestone payment received from Maruishi, compared to $9.6 million in 2013, representing the portion of the upfront payment received upon entering into the collaboration agreement with Maruishi that was allocated to the license deliverable. Collaborative revenue was $2.2 million for both 2014 and 2013 comprising revenue that had been deferred upon entry into the license agreement with Maruishi. Clinical compound revenue for 2014 and 2013 was $674 thousand and $102 thousand, respectively, from the sale of clinical compound to Maruishi.

Research and Development (R&D) Expenses: R&D expenses were $15.1 million in 2014, compared to $8.7 million in 2013. The higher R&D expenses in 2014 were principally due to a net increase in direct preclinical studies and clinical trial costs, and an increase in consultant services in support of preclinical studies and clinical trials.

General and Administrative (G&A) Expenses: G&A expenses were $6.2 million in 2014, compared to $3.5 million in 2013. The increase in 2014 was primarily due to increases in payroll and related costs, mostly due to increases in headcount, directors’ and officers’ insurance costs, public/investor relations costs, stock option expense and directors’ fees. Those increases were partially offset by decreases in consultant and accounting and audit fees.

Interest Income (Expense), net: Interest income (expense), net, was $126 thousand of interest income in 2014, compared to $3.8 million of interest expense in 2013. The decrease in interest expense was primarily due to the conversion of the outstanding convertible promissory notes in 2013, which had generated interest expense.

Cash Position: At December 31, 2014, cash and cash equivalents totaled $52.7 million, compared to $12.4 million at December 31, 2013. The increase in cash and cash equivalents is principally related to the $57.8 million, net of underwriting discounts, commissions and offering expenses paid in 2014, raised in the Company’s initial public offering, which closed on February 5, 2014. The increase in cash and cash equivalents was reduced by $17.6 million of cash and cash equivalents used in operating activities during the year ended December 31, 2014.

Conference Call

Cara management will host a conference call today at 4:30 p.m. ET to discuss fourth quarter and full year 2014 financial results and provide a business update.

To participate in the conference call, please dial 855-445-2816 (domestic) or 484-756-4300 (international) and refer to conference ID 1527720. A live webcast of the call can be accessed under “Events and Presentations” in the News & Investors section of the Company’s website at www.CaraTherapeutics.com.

An archived webcast recording will be available on the Cara website beginning approximately two hours after the call.

About Cara Therapeutics

Cara Therapeutics is a clinical-stage biotechnology company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting kappa opioid receptors. Cara is developing a novel and proprietary class of product candidates that target the body’s peripheral nervous system and have demonstrated efficacy in patients with moderate-to-severe pain without inducing many of the undesirable side effects typically associated with currently available pain therapeutics.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the expected timing for the Company’s clinical trials and the reporting of clinical trial results, the potential results of ongoing and planned clinical trials and future regulatory and development milestones for the Company’s product candidates, the potential scheduling of I.V. CR845, and the potential for CR845 to provide a new therapeutic approach to treating uremic pruritus. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Financial tables follow

CARA THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenue:
License and milestone fees	$—	$—	$302	$9,637
Collaborative revenue	399	959	2,201	2,225
Clinical compound revenue	515	14	674	102

Total revenue	914	973	3,177	11,964

Operating expenses:
Research and development	3,459	1,978	15,068	8,685
General and administrative	1,791	1,100	6,181	3,516

Total operating expenses	5,250	3,078	21,249	12,201

Operating loss	(4,336)	(2,105)	(18,072)	(237)

Interest income (expense), net	22	9	126	(3,756)

Loss before benefit from income taxes	(4,314)	(2,096)	(17,946)	(3,993)
Benefit from income taxes	142	3	201	30

Net loss	$(4,172)	$(2,093)	$(17,745)	$(3,963)

Net loss available to common stockholders:
Basic and Diluted	$(4,172)	$(2,093)	$(17,745)	$(3,072)

Loss per share available to common stockholders:
Basic and Diluted	$(0.18)	$(0.49)	$(0.85)	$(0.74)

Weighted average shares:
Basic and Diluted	22,790,676	4,288,243	20,965,935	4,133,138

CARA THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$52,663	$12,357
Income tax receivable	200	61
Prepaid expenses	287	2,140

Total current assets	53,150	14,558
Property and equipment, net	2,084	2,825
Restricted cash	700	700

Total assets	$55,934	$18,083

Liabilities, convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable and accrued expenses	$1,946	$1,958
Deferred Revenue	1,452	3,475

Total current liabilities	3,398	5,433

Deferred lease obligation	874	1,139

Commitments and contingencies

Convertible Preferred stock	—	65,586

Stockholders’ (deficit) equity:
Preferred stock	—	—
Common stock	23	4
Additional paid-in capital	131,840	8,377
Accumulated deficit	(80,201)	(62,456)

Total stockholders’ (deficit) equity	51,662	(54,075)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$55,934	$18,083

Contacts

Jesse Baumgartner, Stern Investor Relations, 212-362-1200

Annie Starr, 6 Degrees PR, 973-415-8838